UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The unaudited pro forma condensed combined financial information and explanatory notes present how the combined balance sheets of Portfolio Recovery Associates, Inc. (“PRA”) and Aktiv Kapital AS (“Aktiv”) may have appeared had the businesses actually been combined as of December 31, 2013 and how the combined income statement may have appeared for the year ended December 31, 2013 assuming the acquisition of Aktiv (the “Acquisition”) was completed on January 1, 2013. Aktiv reports in accordance with International Financial Reporting Standards (“IFRS”), whereas PRA reports in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Aktiv’s consolidated financial statements have been adjusted to be presented on a US GAAP basis consistent with the financial statements of PRA. The IFRS to US GAAP adjustments are unaudited. In addition, certain financial information of Aktiv as presented in its consolidated financial statements has been reclassified to conform to the historical presentation of PRA’s consolidated financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information shows the impact of the Aktiv acquisition on the combined balance sheets and the combined income statements under the acquisition method of accounting with PRA treated as the acquirer. Under this method of accounting, identifiable tangible and intangible assets acquired and liabilities assumed are recorded by PRA at their estimated fair values as of the date the acquisition is completed. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill. The unaudited pro forma business combination adjustments for the Acquisition include the business combination adjustments PRA recorded in accounting for the Acquisition, which was completed on July 16, 2014, based upon the fair value of the assets acquired and liabilities assumed. As of the issuance of this document, the purchase price allocation adjustments are estimates and may be further refined as additional information becomes available post-acquisition.
The unaudited pro forma condensed combined financial information has been prepared by management in accordance with the regulations of the United States Securities and Exchange Commission (SEC) and is not necessarily indicative of the condensed consolidated financial position or results of operations that would have been realized had the acquisition occurred as of the dates indicated above, nor is it meant to be indicative of any anticipated condensed consolidated financial position or future results of operations that the combined entity will experience after the acquisition. As required, the unaudited pro forma condensed combined financial information includes adjustments which give effect to events that are directly attributable to the Acquisition and are factually supportable; as such, any planned adjustments affecting the balance sheet, income statement, or shares of common stock outstanding subsequent to the acquisition completion date are not included. The accompanying unaudited pro forma condensed combined income statement also does not include any expected cost savings or restructuring actions which may be achievable subsequent to the acquisition or the impact of any non-recurring activity and one-time transaction related costs.
The unaudited pro forma condensed consolidated financial information is derived from and should be read in conjunction with the historical audited consolidated financial statements of PRA (which are available in PRA’s Annual Report on Form 10-K for the year ended December 31, 2013) and the historical consolidated financial statements of Aktiv (which are found in Aktiv’s audited Annual Report for the year ended December 31, 2013, included herein).

Portfolio Recovery Associates, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
December 31, 2013
(Amounts in thousands, except per share data)

PRA	Aktiv Kapital	IFRS to US GAAP Adjustments for Aktiv		Reclassifications	Adjustments for Acquisition Accounting		Adjustments for Financing Arrangement		PRA and Aktiv Kapital Combined
Assets:										
Cash and cash equivalents	$ 162,004	$ 43,278	$ -		$ -	$ (11,052)	7i	$ (215,395)	6, 7i	$ (21,165)
Finance receivables, net	1,239,191	795,826	(32,141)	4a	-	(69,027)	7c	-		1,933,849
Accounts receivable, net	12,359	36,268	-		11,809	-		-		60,436
Income tax receivable	11,710	-	-		-	-		-		11,710
Property and equipment, net	31,541	2,606	-		-	-		-		34,147
Deferred tax asset	1,361	-	8,678	4a, 7e	-	36,439	7e	-		46,478
Goodwill	103,843	-	-		12,451	498,359	7h	-		614,653
Intangible assets, net	15,767	12,977	-		(12,451)	4,731	7d	-		21,024
Prepayments	-	1,675	-		(1,675)	-		-		-
Other financial assets	-	18,674	-		(18,674)	-		-		-
Other assets	23,456	-	-		14,004	(3,908)	7j	-		33,552
Total assets	$ 1,601,232	$ 911,304	$ (23,463)		$ 5,464	$ 455,542		$ (215,395)		$ 2,734,684
Liabilities:										
Accounts payable	$ 14,819	$ -	$ -		$ 1,201	$ -		$ -		$ 16,020
Accrued expenses and other liabilities	27,655	-	-		24,215	18,245	7f, 7g	-		70,115
Pension liabilities	-	306	-		(306)	-		-		-
Trade and other payables	-	15,156	-		(15,156)	-		-		-
Other current liabilities	-	12,516	-		(12,516)	-		-		-
Income taxes payable	-	1,202	-		-	-		-		1,202
Accrued compensation	27,431	-	-		2,562	-		-		29,993
Net deferred tax liability	210,071	4,163	-		-	-		-		214,234
Borrowings	451,780	401,698	-		5,464	(7,663)	7k	654,900	6	1,506,179
Interest bearing deposits	-	34,373	-		-	-		-		34,373
Total liabilities	731,756	469,414	-		5,464	10,582		654,900		1,872,116
Stockholders' equity:										
Preferred stock, par value $0.01, authorized shares, 2,000, issued and outstanding shares - 0	-	-	-		-	-		-		-
Common stock, par value $0.01, 60,000 authorized shares, 49,840 issued and outstanding shares at December 31, 2013, and 50,727 issued and oustanding shares at December 31, 2012	498	-	-		-	-		-		498
Additional paid-in capital	135,441	1,533	-		-	(1,533)	7l	-		135,441
Retained earnings	729,505	438,596	(23,463)	4a	-	(422,041)	7l,7m	-		722,597
Accumulated other comprehensive income	4,032	1,761	-		-	(1,761)	7l	-		4,032
Total stockholders' equity	869,476	441,890	(23,463)		-	(425,335)		-		862,568
Total liabilities and stockholders' equity	$ 1,601,232	$ 911,304	$ (23,463)		$ 5,464	$ (414,753)		$ 654,900		$ 2,734,684

Portfolio Recovery Associates, Inc.
Unaudited Pro Forma Condensed Combined Income Statement
For the Year Ended December 31, 2013
(Amounts in thousands, except per share data)

PRA	Aktiv Kapital	IFRS to US GAAP Adjustments for Aktiv	Reclassifications	Adjustments for Acquisition Accounting	Adjustments for Financing Arrangement	PRA and Aktiv Kapital Combined
Revenues:							
Income recognized on finance receivables, net	$ 663,546	$ 210,546	$ (8,118) 4a	$ 8,603	$ 16,387 8a	$ -	$ 890,964
Fee income	71,589	-	-	1,032	-	-	72,621
Other revenue	-	-	-	6,563	-	-	6,563
Other operating revenue	-	26,735	-	(26,735)	-	-	-
Change in portfolio collection estimates	-	8,394	-	(8,394)	-	-	-
Total Revenues	735,135	245,675	(8,118)	(18,931)	16,387	-	970,148
Operating expenses:							
Compensation and employee services	192,474	42,539	-	(389)	-	-	234,624
Legal collection fees	41,488	-	-	7,206	-	-	48,694
Legal collection costs	83,063	-	-	-	-	-	83,063
Agent fees	5,901	-	-	18,668	-	-	24,569
Outside fees and services	31,615	-	-	18,744	-	161 8b	50,520
Communications	28,936	-	-	4,004	-	-	32,940
Rent and occupancy	7,536	-	-	3,866	-	-	11,402
Depreciation and amortization	14,385	2,191	-	-	1,000 8c	-	17,576
Other operating expenses	25,809	58,940	-	(47,215)	-	-	37,534
Impairment of goodwill	6,397	-	-	-	-	-	6,397
Total operating expenses	437,604	103,670	-	4,884	1,000	161	547,319
Gain on sale/ disposal of assets	-	-	-	18,932	-	-	18,932
Income from operations	297,531	142,005	(8,118)	(4,883)	15,387	(161)	441,761
Other income and (expense):							
Interest income	3	-	-	4,107	-	-	4,110
Interest expense	(14,469)	-	-	(17,424)	-	(19,086) 8d	(50,979)
Interest and other financial income/(-)expense	-	(18,200)	-	18,200	-	-	-
Foreign exchange gain	-	8,877	-	-	-	-	8,877
Income before income taxes	283,065	132,682	(8,118)	-	15,387	(19,247)	403,769
Provision for income taxes	106,146	(19,196)	(2,192) 8e	-	4,154 8e	(7,218) 8e	81,694
Net income	176,919	151,878	(5,926)	-	11,233	(12,029)	322,075
Adjustment for (net income) attributable to redeemable noncontrolling interest	(1,605)	-	-	-	-	-	(1,605)
Net income attributable to PRA, Inc.	$ 175,314	$ 151,878	$ (5,926)	$ -	$ 11,233	$ (12,029)	$ 320,470
Net income per common share attributable to PRA, Inc.:							
Basic	$ 3.48	$ 3.02	$ (0.12)	$ -	$ 0.22	$ (0.24)	$ 6.36
Diluted	$ 3.45	$ 2.99	$ (0.12)	$ -	$ 0.22	$ (0.24)	$ 6.30
Weighted average number of shares outstanding:							
Basic	50,366	50,366	50,366	50,366	50,366	50,366	50,366
Diluted	50,873	50,873	50,873	50,873	50,873	50,873	50,873

Note 1 - Description of Acquisition
On July 16, 2014, PRA completed the purchase of the outstanding equity of Aktiv from Geveran Co., LTD (the “Seller”), for a purchase price of approximately $870,295, and assumed approximately $433,872 of Aktiv’s corporate debt, resulting in an acquisition of estimated total enterprise value of approximately $1,304,167 (consistent with PRA and Aktiv’s financial statements, all numeric figures referenced herein are in thousands). PRA financed the transaction with cash of $215,395, $169,900 in financing from an affiliate of the seller, and $485,000 from PRA’s domestic, revolving credit facility.

Note 2 - Basis of Pro Forma Presentation
The unaudited pro forma condensed combined balance sheet related to the acquisition is included as of December 31, 2013 and the unaudited pro forma condensed combined income statement is included for the year ended December 31, 2013. Aktiv reports in accordance with IFRS, whereas PRA reports in accordance with US GAAP. PRA’s management has adjusted to reflect Aktiv’s financial statements on a consistent US GAAP basis with PRA. The IFRS to US GAAP adjustments are unaudited. The adoption of new or changes to existing US GAAP subsequent to the unaudited condensed combined pro forma financial statement dates may result in changes to the presentation of the preliminary unaudited pro forma condensed combined financial information, if material. The historical financial statements of Aktiv also have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the historical financial statements of PRA.

The unaudited pro forma condensed combined financial information shows the impact of the Aktiv acquisition on the combined balance sheets and the combined statements of income under the acquisition method of accounting with PRA treated as the acquirer. The acquisition method of accounting, provided by ASC 805 Business Combinations, uses the fair value concepts defined in ASC 820 Fair Value Measurement. Under this method of accounting, the assets and liabilities of Aktiv are recorded by PRA at the date of acquisition estimated fair values, where fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” The fair value of Aktiv’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a fair value estimate as of July 16, 2014. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Fair value measurements may require extensive use of significant estimates and management’s judgment, and it is possible the application of reasonable judgment could produce varying results based on a range of alternative estimates using the same facts and circumstances. Since the acquisition was recently consummated, our access to information to make such estimates was limited. As such, certain market based assumptions were used when data was not available; however, management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Subsequent to the acquisition completion dates, there may be further refinements of the business combination adjustments as additional information becomes available. Increases or decreases in fair value of certain balance sheet amounts and other items of Aktiv as compared to the information presented in this document may change the amount of the business combination adjustments to goodwill and other assets and liabilities and may impact the income statement due to adjustments in yield and/or amortization of adjusted assets and liabilities.

Note 3 - Conforming Accounting Policies
PRA conducted a review of Aktiv’s accounting policies in an effort to determine if differences in accounting policies require restatement or reclassification of Aktiv’s results of operations or reclassification of assets or liabilities to conform to PRA’s accounting policies and classifications. During the preparation of these unaudited pro forma condensed combined financial statements, PRA was not aware of any material differences between accounting policies of the two companies (after the adjustment for certain of Aktiv’s financial information from IFRS to US GAAP, as discussed in Note 4 below) and accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between the two companies.

Note 4 - Adjustments from IFRS to US GAAP

The accompanying unaudited pro forma condensed combined financial statements were prepared based on the following historical financial information of Aktiv:

•
The unaudited pro forma condensed combined balance sheet as of December 31, 2013, includes information from the historical audited consolidated statement of financial position information of Aktiv as of December 31, 2013, prepared using IFRS, which PRA management adjusted to reflect Aktiv’s consolidated financial statements on a consistent US GAAP basis with PRA. These adjustments to US GAAP are unaudited; and

•
The unaudited pro forma condensed combined income statement for the fiscal year ended December 31, 2013 includes information from the historical audited consolidated statement of comprehensive income of Aktiv for the fiscal year ended December 31, 2013, prepared using IFRS, which PRA management adjusted to reflect Aktiv’s consolidated financial statements on a consistent US GAAP basis with PRA. These adjustments to US GAAP are unaudited.

This footnote should be read in conjunction with “Note 1 - Description of Acquisition,” “Note 2 - Basis of Pro Forma Presentation,” and “Note 3 - Conforming Accounting Policies.” Adjustments included in the column “IFRS to US GAAP Adjustments for Aktiv” to the accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2013 and to the accompanying unaudited pro forma condensed combined income statements for the fiscal year ended December 31, 2013 are represented by the following:

a.
Reflects the IFRS to US GAAP adjustment to reverse write-ups made to carrying value of Finance receivables, net, and the associated impact to income and retained earnings due to changes in estimated future cash flows. Under IFRS, revised estimates in expected cash flows are accounted for as increases or decreases to the carrying amount of the loan receivable; whereas, under US GAAP, adjustments to the carrying value are prohibited. US GAAP requires a valuation allowance to be recognized for those amounts not expected to be collected and may require an adjustment to the accretable yield for increased expectations in cash flows if the increase is deemed to be significant. Prior to 2010, Aktiv only recognized write-downs in carrying value to Finance receivables, net, and, on a net basis, there is no IFRS to US GAAP difference for write-downs to portfolios. For years 2010 to 2013 , Aktiv recognized write-ups in carrying value to Finance receivables, net. The increases in estimated cash flows were not deemed to be significant, and, as such, it was determined that no adjustment to the accretable yield would have been made under US GAAP. The IFRS to US GAAP adjustments reflect the reversal of any write-ups to the carrying value of Finance receivables for years 2010 to 2013. Specifically, for the unaudited pro forma condensed combined balance sheet as of December 31, 2013, the Finance receivables, net, balance was decreased by $32,141; Retained earnings was decreased by $23,463; and the Deferred tax asset balance was increased by $8,678. For the unaudited pro forma condensed combined income statement, Income recognized on finance receivables, net (pre-tax), was decreased by $8,118 for the fiscal year ended December 31, 2013.

At this time, PRA is not aware of any other differences between Aktiv’s IFRS-based consolidated financial statements and financial statement requirements for US GAAP that would have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

Note 5 - Reclassifications

Certain balances from the consolidated financial statements of Aktiv were reclassified so as to conform their presentation to that of PRA:

The following reclassifications were made to Aktiv’s unaudited pro forma condensed combined balance sheet as of December 31, 2013 (in thousands):

Account Description	Increase / (Decrease)
Accounts receivable, net	$11,809
Goodwill	12,451
Intangible assets, net	(12,451)
Prepayments	(1,675)
Other financial assets	(18,674)
Other assets	14,004
Accounts payable	1,201
Accrued expenses and other liabilities	24,215
Pension liabilities	(306)
Trade and other payables	(15,156)
Other current liabilities	(12,516)
Accrued compensation	2,562
Borrowings	5,464

The reclassifications to the Balance Sheet do not net to zero due to a funding arrangement fee of $5,464, that was reclassified from an Aktiv liability account, Borrowings, with a debit balance, to a PRA asset account, Other assets.

The following reclassifications were made to Aktiv’s unaudited pro forma condensed combined income statement for the fiscal year ended December 31, 2013 respectively (in thousands):

Increase / (Decrease)
Account Description	For the Year Ended December 31, 2013
Income recognized on finance receivables, net	$8,603
Fee income	1,032
Other revenue	6,563
Other operating revenue	(26,735)
Change in portfolio collection estimates	(8,394)
Compensation and employee services	(389)
Legal collection fees	7,206
Agent fees	18,668
Outside fees and services	18,744
Communications	4,004
Rent and occupancy	3,866
Other operating expenses	(47,215)
Gain on sale/ disposal of assets	18,932
Interest income	4,107
Interest expense	(17,424)
Interest and other financial income/(-)expense	18,200

The reclassifications to the Income Statement do not net to zero as the Operating expenses are shown as positive amounts, but Interest expense and Interest and other financial income/(-)expense are shown as negative amounts. Therefore, an increase to an expense account within Operating expenses is shown as a positive number, whereas an increase to Interest expense, for example, is shown as a negative number.

Note 6 - Transaction Financing

The Acquisition included a cash payment of $870,295 and the assumption of Aktiv’s indebtedness of $433,872. PRA funded the cash portion of the consideration by using a combination of available cash, borrowings and a loan made by the seller to PRA. The following is a summary of the assumed financing transactions related to the acquisition (in thousands):

Description	Amount
From existing revolving credit facility	$485,000
Seller note	169,900
Cash	215,395
Total	$870,295

The debt structure and interest rates used for purposes of preparing the accompanying unaudited pro forma condensed combined financial statements may be considerably different than the actual debt structure and interest rates incurred by PRA based on market conditions at the time of the debt financing.

Note 7 - Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

This footnote should be read in conjunction with “Note 1 - Description of Acquisition,” “Note 2 - Basis of Pro Forma Presentation,” “Note 3 - Conforming Accounting Policies,” “Note 4 - Adjustments from IFRS to U.S. GAAP," “Note 5 - Reclassifications,” and “Note 6 - Transaction Financing.” Adjustments included in the columns “Adjustments for Acquisition

Accounting” and “Adjustments for Financing Arrangement” to the accompanying unaudited pro forma condensed combined balance sheet as at December 31, 2013 are represented, in part, by the following considerations arising out of the allocation of the purchase price to Aktiv’s assets and liabilities (in thousands):

Description	Note	Amount
Calculation of consideration:
Cash consideration	(7a)	$870,295
Fair value of Aktiv's debt assumed	(7a, 7k)	433,872
Less: Aktiv's cash	(7a)	(43,278)
Fair value of total consideration transferred		$1,260,889
Recognized amounts of identifiable assets acquired and liabilities assumed at fair value
Book value of Aktiv’s net assets (excludes Cash, Borrowings and Interest bearing deposits and includes IFRS to US GAAP adjustments)	(7b)	$816,685
Less: Book value of Aktiv’s beginning goodwill	(7h)	(12,451)
Purchase price allocation to assets acquired:
Finance receivables	(7c)	(69,027)
Intangible assets	(7d)	4,731
Deferred tax asset	(7e)	32,294
Tax accrual assets	(7f)	4,635
Tax accrual liabilities	(7f)	(22,654)
Swap derivative portfolio	(7g)	(226)
Funding fee	(7j)	(3,908)
Less: Adjusted identifiable assets acquired and liabilities assumed		$750,079
Goodwill	(7h)	$510,810

a.
Under the acquisition method of accounting, the total estimated consideration and the change in the values of identifiable tangible and intangible assets acquired and liabilities assumed to be recognized at the acquisition date are as indicated in the table above. Cash consideration of $870,295 was derived from cash proceeds from the financing transactions as more fully described in “Note 6 - Transaction Financing.”

b.	Reflects the acquisition of the historical book value of net assets acquired of Aktiv as of December 31, 2013.

c.	Finance receivables

This fair value adjustment represents the application of market assumptions to the expected cash flows for Aktiv’s finance receivables. The analysis resulted in a decrease of $69,027 to the book value of Aktiv's Finance receivables, net, with an associated increase to Income recognized on finance receivables, net, as described in Note 8a below.

d.	Intangible assets

This adjustment represents an increase in fair value to current technology intangibles by $4,731.

The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identified intangibles may differ from this preliminary determination.

e.	Deferred tax asset

The Aktiv acquisition was predominately non-taxable. The fair value adjustments related to the acquisition reflected in the pro forma balance sheet created both taxable and deductible temporary differences and resulted in a total net deferred tax adjustment of $32,294, calculated by multiplying the step up or step down in value (excluding existing goodwill adjustment) multiplied by the Norwegian Corporate Tax Rate of 27%. This estimate is preliminary and is subject to change based upon the Company’s final determination of the fair values of tangible and identified intangible assets acquired and liabilities assumed in the transaction.

Additionally, the direct incremental costs of acquiring Aktiv detailed in Note 7m below have also been tax affected in the amount of $4,145, which is calculated at the blended estimated federal and state statutory tax rate for PRA of 37.50%.

f.	Non-income tax accrual assets and liabilities

The non-income tax accrual asset of $4,635 and liability of $22,654 are the results of the due diligence efforts performed by the Company and differences in non-income tax positions from those taken by Aktiv.

g.	Swap derivative portfolio

This adjustment represents the fair valuation of Aktiv’s multi-currency swap derivative portfolio, which is included in “Accrued expenses and other liabilities” in the accompanying unaudited pro forma condensed combined balance sheet. The valuation resulted in a write-up of the liability by $226 and was arrived at by recalculating the present values of Aktiv’s twelve multi-currency swap positions.

h.	Goodwill

Goodwill is calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The amount of goodwill presented in the above table reflects the estimated goodwill as a result of the acquisition in the amount of $510,810 as of July 16, 2014. This amount, reduced by Aktiv’s existing goodwill of $12,451 resulted in an acquisition accounting adjustment in the unaudited pro forma condensed combined balance sheet as of December 31, 2013 of $498,359.

i.	Cash and cash equivalents

This adjustment represents the accumulated change to cash and cash equivalents after taking into consideration the cash consideration paid out to the Seller and the payment of one-time non-recurring transaction fees directly related to the acquisition of Aktiv (as detailed in Note 7m below).

j.	Funding arrangement fee

The fair value of Aktiv’s funding arrangement fee was set to zero as it was not expected that a third party purchaser would reflect the same in its consolidated books of accounts. Accordingly, the $3,908 capitalized funding arrangement fee was derecognized in full.

k.	Borrowings

This adjustment reflects the fair valuation of Aktiv’s shareholder loan, revolving credit facility and term loan facility by recording a decrease of $7,663 to the book value as of December 31, 2013. The fair values were arrived at by taking into consideration the terms of the respective loan agreements and various analyses for market rates, credit quality and yield.

l.	Equity

This adjustment represents the elimination of Aktiv’s historical equity related accounts including additional paid-in capital, retained earnings and accumulated other comprehensive income.

m.	Direct incremental costs associated with the acquisition of Aktiv

The adjustment to Retained earnings includes the deduction of one-time transaction costs directly related to the acquisition of Aktiv. The total costs (pre-tax) incurred through July 16, 2014, were $11,052. This amount is based on a preliminary estimate of the total costs expected to be incurred in the course of acquiring Aktiv. The actual costs may vary significantly from this amount and more clarity is expected as and when actual invoices are received for acquisition related activities.

Note 8 - Unaudited Pro Forma Condensed Combined Income Statement Adjustments

This footnote should be read in conjunction with “Note 1 - Description of Acquisition”, “Note 2 - Basis of Pro Forma Presentation,” “Note 3 - Conforming Accounting Policies,” “Note 4 - Adjustments from IFRS to U.S. GAAP,” “Note 5 - Reclassifications,” “Note 6 - Transaction Financing” and “Note 7 - Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments.” Adjustments included in the columns “Adjustments for Acquisition Accounting” and “Adjustment for Financing Arrangement” to the accompanying unaudited pro forma condensed combined income statement for the fiscal year ended December 31, 2013 are represented by the following:

a.	Income recognized on finance receivables, net

The decrease in fair value of Finance receivables, net, described in Note 7c above resulted in an increase to Income recognized on finance receivables, net, due to the additional discount to the portfolios accreting into income. The total impact on Income recognized on finance receivables, net, was $16,387 for the fiscal year ended December 31, 2013.

b.	Outside fees and services

PRA exercised its accordion option to expand its line of credit by $214,500. The adjustment represents one year of amortization of the Accordion Commitment Fee, which amounted to $161.

c.	Depreciation and amortization

This adjustment represents the increased amortization for the fair value of identified intangible assets with definite lives for the year ended December 31, 2013. The increase in amortization expense for intangible assets is based on a weighted average useful life of five years. The following table shows the pre-tax impact on amortization expense:

Description	Useful life	Fair value	Amortization for the Year Ended December 31, 2013
Current technology intangibles	5 years	$5,135	$1,083
Less: Historical amortization			(83)
Additional amortization			$1,000

The amortization was calculated by dividing the fair value of current technology intangibles (in NOK) by the useful life of 5 years. The resultant value was converted to USD using the weighted average exchange rate during 2013 of 0.1703. The fair value shown in the table above was converted to USD using the spot rate as of July 16, 2014 of 0.1614707.

d.	Interest expense

This adjustment represents the additional interest expense for the year ended December 31, 2013 taking into consideration the additional borrowings taken by PRA for financing the acquisition. Please refer to the table below for the breakdown of this amount:

Description	For the Year Ended December 31, 2013
Interest on additional borrowings on revolving credit facility	$13,280
Reversal of unused line fee	(906)
Interest on seller note	6,712
Total incremental interest expense	$19,086

e.	Provision for income taxes

This adjustment represents the tax effects of all the adjustments described in Notes 4a and 8a to 8d above. For 2013, adjustments related to Aktiv have been given tax effect at the Norwegian corporate tax rate of 27%, and those adjustments related to PRA have been given tax effect at the blended federal and state statutory tax rate for PRA of 37.50%.

Note 9 - Aktiv Historical Financial Statements

The following tables below present Aktiv’s historical unaudited Consolidated Statement of Financial Position as of December 31, 2013 and the historical unaudited Consolidated Statement of Comprehensive Income for the fiscal year ended December 31, 2013. The financial statements are adjusted to conform to PRA’s presentation format, and they have not been audited in this format. In addition, Aktiv’s financial statements were presented using the Norwegian Krone as the reporting currency. For purposes of the pro forma financial statements, the Norwegian Krone denominated financial statements have been converted to the U.S. Dollar, consistent with PRA’s presentation. The tables below present the Norwegian Krone to U.S. Dollar conversion. The historical unaudited Consolidated Statement of Financial Position as of December 31, 2013 has been converted from the Norwegian Krone to the U.S. Dollar at the spot rate of 0.1647. The historical unaudited Consolidated Statement of Comprehensive Income for the year ended December 31, 2013 has been converted from the Norwegian Krone to the U.S. Dollar using the weighted average exchange rate during 2013 of 0.1703.

Aktiv Kapital
Consolidated Statement of Financial Position
(Unaudited)

December 31, 2013 (In thousands, except per share data)	Historical Aktiv-NOK		Historical Aktiv-USD
	(Unaudited)		(Unaudited)
Assets:
Cash and cash equivalents	kr	262,766	$43,278
Finance receivables, net		4,831,976	795,826
Other receivables		291,909	48,077
Property and equipment, net		15,822	2,606
Goodwill		75,599	12,451
Intangible assets, net		3,193	526
Other assets		85,027	14,004
Total assets	kr	5,566,292	$916,768

Liabilities:
Accounts payable	kr	7,295	$1,200
Accrued expenses and other liabilities		147,020	24,215
Income taxes payable		7,301	1,203
Accrued compensation		15,558	2,562
Net deferred tax liability		25,279	4,164
Borrowings		2,472,143	407,162
Interest bearing deposits		208,699	34,373
Total liabilities		2,883,295	474,879

Stockholders’ equity:
Preferred stock		—	—
Common stock		—	—
Additional paid-in capital		9,305	1,533
Retained earnings		2,662,999	438,595
Accumulated other comprehensive income		10,693	1,761
Total stockholders’ equity		2,682,997	441,889

Total liabilities and stockholders’ equity	kr	5,566,292	$916,768

Aktiv Kapital
Consolidated Statement of Comprehensive Income
(Unaudited)

	For the Year Ended December 31, 2013
(In thousands, except per share data)	Historical Aktiv - NOK		Historical Aktiv - USD
	(Unaudited)		(Unaudited)
Revenues:
Income recognized on finance receivables, net	kr	1,286,837	$219,148
Fee income		6,060	1,032
Other revenue		38,536	6,563
Total Revenues		1,331,433	226,743
Operating expenses:
Compensation and employee services		247,505	42,150
Legal collection fees		42,312	7,206
Agent fees		109,616	18,668
Outside fees and services		110,065	18,744
Communications		23,510	4,004
Rent and occupancy		22,699	3,866
Depreciation and amortization		12,867	2,191
Other operating expenses		68,847	11,725
Total operating expenses		637,421	108,554
Gain on sale/ disposal of assets		111,165	18,932
Income from operations		805,177	137,121
Other income and (expense):
Interest income		24,120	4,108
Interest expense		(102,315)	(17,424)
Foreign exchange gain/(-)loss		52,127	8,877
Income before income taxes		779,109	132,682
Provision for income taxes		(112,718)	(19,196)
Net income		891,827	151,878
Adjustment for income attributable to redeemable NCI		—	—
Net income attributable to PRA, Inc.	kr	891,827	$151,878